Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Thom Albrecht	July 16, 2018
Chief Financial and Strategy Officer (317) 972-7030 talbrecht@celadontrucking.com

Celadon Group Announces Closing of Amendment to Credit Agreement

INDIANAPOLIS – July 16, 2018 – Celadon Group, Inc. (“Celadon,” the “Company,” “we,” or “us”) (OTCPink: CGIP) today announced the closing of its previously disclosed credit agreement amendment.

On July 13, 2018, the Company entered into an Eleventh Amendment to its existing credit agreement (the “Amendment”). The terms of the Amendment are consistent with the expected terms announced on July 3, 2018, and include the following:

Amendment Period	• July 13- December 12, 2018
Maximum Outstanding Amount	• Increase to $230 million through December 1, 2018, then decreasing to $170 million
Pricing	• Base Rate plus 8.00%
Commitment Fee	• Monthly commencing October at the rate of 0.45% of the Aggregate Commitments, which are currently $250 million
Additional Collateral	• Pledge of Canadian and Mexican assets; Cash dominion
Financial Covenants
•          Comprised of the following, set at levels reflecting the Company’s budget plus customary cushion:
o          Lease-Adjusted Total Debt to EBITDAR Ratio
o          Fixed Charge Coverage Ratio
o          Asset Coverage Ratio
o          Maximum Disbursements

The full text of the Amendment and required disclosures will be reported in a Current Report on Form 8-K filed with the United States Securities and Exchange Commission.

About Celadon
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight service across the United States, Canada, and Mexico. The Company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including logistics, warehousing, and distribution.

Back to Form 8-K